Exhibit 99.1

[LOGO]

Media Contact:                     Investor Contact:
--------------                     -----------------
Greg Berardi                       Dan Rumsey, General Counsel and Acting CFO
415-239-7826                       408-866-3666
greg@bluemarlinpartners.com        dan.rumsey@p-com.com
---------------------------        --------------------

                                   EVC Group, Inc.
                                   Doug Sherk, Jennifer Beugelmans
                                   (415) 896-6820
                                   dsherk@evcgroup.com

         P-COM provides preliminary second quarter revenue And announces
                              1-for-30 Stock Split

     o Turnaround Advances with Fifth Consecutive Quarter of Revenue Growth
            o Second Quarter Results to be Released on July 29, 2004
________________________________________________________________________________
CAMPBELL, CA (July 8, 2004) - P-Com, Inc. (OTCBB:PCOM), a worldwide provider of broadband wireless access products and services to carriers, commercial enterprises and government agencies, today reported that revenue for the second quarter of 2004 increased to approximately $7.3 million from $6.8 million in the first quarter of 2004 and $5 million from the second quarter of 2003.

The Company also announced that its Board of Directors has unanimously approved a 1-for-30 reverse split of its common stock, effective at market open July 12, 2004. As a result of the stock split, each 30 shares of P-Com common stock issued and outstanding will be automatically converted into one share of common stock on the effective date.

"We're pleased with our progress in the second quarter and remain on track to accomplish our operating objectives in 2004," said Sam Smookler, President and CEO of P-Com. "Our quarterly revenue, along with the reverse stock split announced today, our recent successful offer to holders of outstanding warrants, and other recent initiatives are helping re-position the Company to attract a broader range of investors, simplify our capital structure, reduce volatility, enhance our ability to execute strategic corporate development activities, and strengthen our reputation with the investment community, suppliers and customers."

Effective July 12, 2004, the number of shares of P-Com common stock issued and outstanding will be reduced from approximately 313 million shares to approximately 10.4 million shares. In lieu of fractional shares, stockholders will receive a cash payment based on the closing sales price of the Company's common stock on the effective date of the reverse split as reported on the over-the-counter bulletin board. Shareholders approved the authorization of a reverse split of its common stock at the Company's annual meeting held on December 2, 2003.


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Shareholders   of  record  will  receive  Letters  of  Transmittal  and  related
instructions  from  P-Com's  transfer  agent,   Equiserve  Trust  Company,  N.A.
Shareholders who keep their shares in street name with brokerage firms will have their accounts adjusted by their respective brokers. Questions and requests for Letters of Transmittal should be directed to Shareholder Relations at Equiserve Trust Company, N.A. at 781-575-3120.

Second Quarter Conference Call Details

P-Com will report its full financial results for the second quarter of 2004 on a conference call scheduled for Thursday, July 29, 2004 at 2:00 p.m. Pacific, 5:00 p.m. Eastern. The dial in number for the conference call is 800-257-2101 for domestic participants and 303-275-2170 for international participants. A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 11:59 p.m. Pacific on Thursday, August 5, 2004. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11002720#. To listen to a live broadcast over the Internet, go to www.p-com.com and click on the Investor Relations page. A replay of the conference call will be available at www.p-com.com. A press release outlining P-Com's financial results for second quarter of 2004 will be distributed on Thursday, July 29, 2004 after the market closes.

About P-Com, Inc.

P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access associated with Business to Business and E-Commerce business processes. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3660.

Safe Harbor Statement

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and current sales trends; the Company's deteriorating cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the Company's ability to negotiate repayment terms with many of its creditors, and settle outstanding litigation; a continued severe worldwide slowdown in the telecommunications equipment and services sector; fluctuations in customer demand, pricing and competition; reliance upon subcontractors; the ability of P-Com's customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com's control. Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

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